FORM 4
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

     Check this box if no longer
--- subject To Section 16. Form 4 or Form 5 obligations may continue.
     See Instruction 1(b).

(Print or Type Responses)

1.  Name and Address of Reporting Person*

(Last)     (First)    (Middle)
Gilliland  Michael     C.

(Street)
6105 Monarch Road

(City)      (State)              (Zip)
Longmont    CO                   80503

2.       Issuer Name and Ticker or Trading Symbol
         Wild Oats Markets ("OATS")

3.       IRS Identification
         Number of Reporting
         Person, if an entity
         (Voluntary)

4.  Statement for Month/Year
    March 2000

5. If Amendment, Date of
   Original (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

     X  Director                           10% Owner
                                        ---
     X  Officer (give title below)         Other
                                        ---
     Chief Executive Officer            (specify below)


 7.  Individual or Joint/Group Filing (Check Applicable Line)

   X      Form filed by One Reporting Person
          Form filed by More than One Reporting Person
   ---

Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security  2. Trans-   3. Transaction  4. Securities Acquired (A)    5. Amount of    6. Ownership       7. Nature of
   (Instr. 3)            action      Code             or Disposed of (D)           Securities      Form:              Indirect
                         Date        (Instr. 8)       (Instr. 3, 4 and 5)          Beneficially    Direct             Beneficial
                         (Month/                                                   Owned at End    (D) or             Ownership
                          Day/                                                     of Month        Indirect (I)       (Instr. 4)
                          Year)                                                    (Instr. 3       (Instr. 4)
                                                                                   and 4)
                                                                 (A) or
                                     Code      V     Amount      (D)   Price

                         3/13/00       G       V     5,710       D      $17.50     878,462          D
                                                     (Note #1)
                                                                                   1,323,752        I
                                                                                                                  See Note #2

                                                                                       9,315        I             Joint tenancy
                                                                                                                  with spouse


                                 SEC 1475 (3/99)
                                   Page 1 of 2

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the form is filed by more than one reporting preson, see Instruction 4(b)(v). Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


 Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1.Title of Derivative 2.Conversion     3.Trans-       4.Transaction  5.Number of      6.Date
  Security              or Exercise      action         Code           Derivative       Exercisable
  (Instr. 3)            Price of         Date           (Instr.        Securities       and
                         Derivative                     8)             Acquired (A)     Expiration
                         Security                                      or Disposed of   Date
                                                                       (D) (Instr. 3,   (Month/Day/Year)
                                                                       4, and 5)



                                         (Month/    `                                   Date    Expiration
                                         Day/           Code    V      (A)     (D)      Exer-   Date
                                         Year)                                          cisable


----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

7.Title and Amount of    8.Price of  9.Number  10.Owner-     11. Nature of
  Underlying Securities    Deriv-      of         ship Form      Indirect
  (Instr. 3 and 4)         ative       Derivati   of Deriv-      Benefial
                           Security    Securitie  ative          Owner-
                           (Instr. 5)  Benefici-  Security:      ship (Instr. 4)
                                       ally       (Instr. 4)
                                       Owned at
                                          End of
                                          Month

  Title   Amount or                                Direct
          Number of                                (D) or
          Shares                                   Indirect
                                                   (I)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Explanation of Responses:

Note #1 John K. Cook, Sr. 571 Shares; John K. Cook 571 Shares; Elizabeth F. Shackford 571 Shares; Gregory J. Cook 571 Shares; Catherine H. Cook 571 Shares; Gregory J. Cook, as Custodian for Meghan Hauser 571 Shares; Gregory J. Cook, as Custodian for Robert Keegan Cook 571 Shares; John K. Cook, as Custodian for Andrew Cook 571 Shares; John K. Cook, as Custodian for Kevin Cook 571 Shares; Patrick Gilliland 571 Shares; Insook Gilliland 571 Shares; Patrick Gilliland, as Custodian for Sam Gilliland 571 Shares; Patrick Gilliland, as Custodian for Mia Gilliland 571 Shares.

Note #2 5,700 shares disposed of as gifts, resulting in 878,462 shares held by spouse Michael C. Gilliland; 15,435 shares held by the Ian Patrick Gilliland 1993 Trust and 15,435 shares held by the Stella Elizabeth Cook 1993 Trust, both minor children of the insider; 953,682 shares held by the Gilliland/Cook Family Partnership, LLLP; 23,181 shares held by the Wild Oats Community Foundation of which the insider is a trustee; 14,625 shares held by the Elizabeth C. Cook Charitable Remainder Trust; and 14,625 shares held by the Michael C. Gilliland Charitable Remainder Trust

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see instruction 6 for procedure.


**Signature
of Reporting Person

By:  /s/ Freya R. Brier                                     Date 04/10/00
     Freya R. Brier, Attorney-in-Fact for
     Michael C. Gilliland

Page 2 of 2